Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alternus Clean Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	Rule 457(c)	67,782,968	$0.37	(2)		$25,079,698.16		0.00014760	$3,701.76
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants (3)	Rule 457(c)	12,435,000	$0.37	(2)		$4,600,950.00		0.00014760	$679.10
	Total Offering Amounts						$		$		4,380.86
	Total Fees Previously Paid							$79,284,078.13		$-	11,702.35
	Total Fee Offsets									-
	Net Fee Due										$0.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and represents the average high and low trading prices of the common stock as reported on The Nasdaq Capital Market on June 27, 2024.

(3)	Represents the number of shares of Common Stock issuable upon the exercise of 12,435,000 warrants, which are being registered hereby.